United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:    Media
Courtney Boone
(412) 433-6791
Investors/Analysts
Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS
2014 FIRST QUARTER RESULTS

•	Total reportable segment and Other Businesses income from operations of $154 million

•	Net income of $52 million, or $0.34 per diluted share

•	Shipments of 5.1 million tons and net sales of $4.4 billion

•	Total liquidity of $2.7 billion, including $1.1 billion of cash
PITTSBURGH, April 29, 2014 – United States Steel Corporation (NYSE: X) reported first quarter 2014 net income of $52 million, or $0.34 per diluted share, compared to a first quarter 2013 net loss of $73 million, or $0.51 per diluted share, and fourth quarter 2013 net income of $270 million, or $1.75 per diluted share. Adjusted net income for the fourth quarter of 2013 was $38 million, or $0.27 per diluted share, and adjusted net loss for the first quarter 2013 was $51 million, or $0.35 per diluted share. See the Non-GAAP Financial Measures section for a description of the non-GAAP measures and a reconciliation to net income (loss) attributable to U. S. Steel.

Earnings Highlights

(Dollars in millions, except per share amounts)	1Q 2014	4Q 2013	1Q 2013
Net Sales	$4,448	$4,269	$4,595
Segment income (loss) from operations
Flat-rolled	$85	$87	$(13)
U. S. Steel Europe	32	12	38
Tubular	24	32	64
Other Businesses	13	15	5
Total reportable segment and Other Businesses income from operations	$154	$146	$94
Postretirement benefit expense	(32)	(56)	(56)
Other items not allocated to segments	—	(319)	—
Income (loss) from operations	$122	$(229)	$38
Net interest and other financial costs	69	75	104
Income tax provision (benefit)	1	(574)	7
Less: Net loss attributable to the noncontrolling interests	—	—	—
Net income (loss) attributable to United States Steel Corporation	$52	$270	$(73)
-Per basic share	$0.36	$1.87	$(0.51)
-Per diluted share	$0.34	$1.75	$(0.51)
Commenting on results, U. S. Steel President and CEO Mario Longhi said, “We are pleased to report an improvement in our first quarter operating results despite extreme weather-related issues. Higher natural gas prices and operational issues due to the weather were offset by better commercial prices and Carnegie Way benefits.”
The $154 million, or $30 per ton, of reportable segment and Other Businesses income from operations for the first quarter of 2014 compares to income from operations of $146 million, or $30 per ton, in the fourth quarter of 2013 and income from operations of $94 million, or $17 per ton, in the first quarter of 2013.
Other items not allocated to segments in the fourth quarter of 2013 consisted of non-cash restructuring and other charges of $248 million, or $1.71 per diluted share; an adjustment to our preliminary non-cash goodwill impairment charge of $23 million, or $0.16 per diluted share; a $32 million, or $0.22 per diluted share, environmental remediation charge and a non-cash charge to write-off an equity investment of $16 million, or $0.11 per diluted share.
Net interest and other financial costs in the first quarter of 2013 includes a $34 million pre-tax charge related to repurchases of $542 million principal amount of our 4.00% Senior Convertible Notes due 2014.

For the first quarter 2014, we recorded a tax provision of $1 million on our pre-tax income of $53 million. Additionally, as disclosed in our 2013 Form 10-K, we recorded tax benefits totaling $534 million for restructuring and other items in the fourth quarter 2013.
As of March 31, 2014, U. S. Steel had $1.1 billion of cash and $2.7 billion of total liquidity. Cash provided by operating activities improved in the first quarter due to improved working capital management.
Reportable Segments and Other Businesses
First quarter results for our Flat-rolled segment were comparable to the fourth quarter as higher average realized prices and shipments, Carnegie Way benefits, and reduced repairs and maintenance costs were offset by higher energy and raw materials costs. Average realized prices increased as a result of higher contract and spot market prices. Shipments also increased after the fourth quarter holiday down time and a full quarter's worth of production at Lake Erie Works. Repairs and maintenance costs decreased due to the completion of projects at Gary Works and Fairfield Works in the fourth quarter. The extraordinary weather conditions resulted in significantly higher natural gas costs as well as operating inefficiencies and logistical issues that negatively impacted shipments in the first quarter.
First quarter results for our European segment increased primarily due to higher average realized prices and $17 million of favorable effects from transactions to sell and swap a portion of our carbon emission allowances. Average realized prices increased compared to the fourth quarter due to a more favorable product mix while shipments remained comparable.
Results for our Tubular segment in the first quarter decreased compared to the fourth quarter as decreased average realized prices and increased substrate costs were partially offset by the benefits of reduced operating costs. Average realized prices decreased due to pricing pressures primarily from continuing high import levels.
Outlook
Commenting on U. S. Steel's outlook for the second quarter, Longhi said, “We expect reduced income from operations in the second quarter. We expect our production to be limited which will temporarily slow shipments primarily due to continued weather-related logistical issues affecting both raw materials and finished products.”
We expect to report a loss for our Flat-rolled segment in the second quarter. The operational difficulties described above are projected to temporarily limit our production capabilities, resulting in a reduction in our shipments and higher operating costs as compared to first quarter. Market conditions in North America are improving; however, average realized prices are projected to be comparable to the first quarter. Given our production disruptions, second quarter shipments will be geared to fulfilling contract commitments where prices are not moving at the same rate as the spot market, as well as negatively influenced by lower automotive coated production and shipments this quarter. We expect to have the operational difficulties largely behind us as we exit the second quarter.
We expect results for our European segment to decrease in the second quarter due to the absence of the sale and swap of carbon emission allowances in the first quarter. Shipments and average realized prices are expected to be comparable to the first quarter.
Tubular results are projected to increase compared to the first quarter. Shipments are projected to be higher due to increased drilling activity. We expect average realized prices to be in line with the first quarter.
We expect a minimal tax provision/benefit in the second quarter.
We remain focused on cash flow and expect to retire the Senior Convertible Notes due in May 2014 without refinancing.
*****
This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe’s and U. S. Steel Canada’s results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings for U. S. Steel.
A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.
The company will conduct a conference call on first quarter earnings on Wednesday, April 30, at 8:30 a.m. Eastern Daylight Time. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.
-oOo-
2014-019

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions, except per share amounts)	2014	2013	2013
NET SALES	$4,448	$4,269	$4,595

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,038	3,911	4,242
Selling, general and administrative expenses	138	161	145
Depreciation, depletion and amortization	166	170	171
Loss (income) from investees	4	(9)	(8)
Impairment of goodwill	—	23	—
Restructuring and other charges	—	248	—
Net (gain) loss on disposal of assets	(20)	—	1
Other expense (income), net	—	(6)	6

Total operating expenses	4,326	4,498	4,557

INCOME (LOSS) FROM OPERATIONS	122	(229)	38
Net interest and other financial costs	69	75	104

INCOME (LOSS) BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	53	(304)	(66)
Income tax provision (benefit)	1	(574)	7

Net income (loss)	52	270	(73)
Less: Net loss attributable to the
noncontrolling interests	—	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$52	$270	$(73)

COMMON STOCK DATA:

Net income (loss) per share attributable to
United States Steel Corporation shareholders:
-Basic	$0.36	$1.87	$(0.51)
-Diluted	$0.34	$1.75	$(0.51)

Weighted average shares, in thousands
-Basic	144,757	144,740	144,353
-Diluted	156,114	155,692	144,353

Dividends paid per common share	$0.05	$0.05	$0.05

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Quarter Ended
	March 31,
(Dollars in millions)	2014	2013
Cash provided by (used in) operating activities:
Net income (loss)	$52	$(73)
Depreciation, depletion and amortization	166	171
Pensions and other postretirement benefits	(16)	(11)
Deferred income taxes	4	4
Net (gain) loss on disposal of assets	(20)	1
Working capital changes	363	131
Income taxes receivable/payable	2	(16)
Currency remeasurement loss	7	19
Other operating activities	12	7
Total	570	233

Cash (used in) provided by investing activities:
Capital expenditures	(90)	(116)
Disposal of assets	19	—
Other investing activities	5	24
Total	(66)	(92)

Cash provided by (used in) financing activities:
Issuance of long-term debt, net of financing costs	—	578
Repayment of long-term debt	—	(542)
Dividends paid	(7)	(7)
Total	(7)	29

Effect of exchange rate changes on cash	(2)	(7)

Net increase in cash and cash equivalents	495	163
Cash and cash equivalents at beginning of the year	604	570

Cash and cash equivalents at end of the period	$1,099	$733

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	March 31	Dec. 31
(Dollars in millions)	2014	2013
Cash and cash equivalents	$1,099	$604
Receivables, net	2,384	2,160
Inventories	2,411	2,688
Other current assets	586	626
Total current assets	6,480	6,078
Property, plant and equipment, net	5,791	5,922
Investments and long-term receivables, net	607	621
Intangible assets, net	266	271
Other assets	250	251

Total assets	$13,394	$13,143

Accounts payable	$2,000	$1,754
Payroll and benefits payable	977	974
Short-term debt and current maturities of long-term debt	323	323
Other current liabilities	239	194
Total current liabilities	3,539	3,245
Long-term debt, less unamortized discount	3,615	3,616
Employee benefits	1,964	2,064
Other long-term liabilities	825	869
United States Steel Corporation stockholders' equity	3,450	3,348
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$13,394	$13,143

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors.
The following schedule reflects the reconciliation of adjusted net income:

UNITED STATES STEEL CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions, except per share amounts)	2014	2013	2013
Reconciliation to net income (loss) attributable to United States Steel Corporation
Adjusted net income (loss) attributable to United States Steel Corporation	$52	$38	$(51)
Non-cash restructuring and other charges (a)	—	(302)	—
Tax benefits (b)	—	534	—
Repurchase premium charge (c)	—	—	(22)
Net income (loss) attributable to United States Steel Corporation, as reported	$52	270	(73)

Reconciliation to diluted net income (loss) per share
Adjusted diluted net income (loss) per share	$0.34	$0.27	$(0.35)
Non-cash restructuring and other charges (a)	—	(2.09)	—
Tax benefits (b)	—	3.69	—
Repurchase premium charge (c)	—	—	(0.16)
Additional dilutive effects of securities	—	(0.12)	—
Diluted net income (loss) per share, as reported	$0.34	$1.75	$(0.51)
(a) Related primarily to the shut down of the iron and steelmaking facilities at Hamilton Works.
(b) Related to a tax restructuring and other items.
(c) Related to the repurchases of $542 million principal amount of our 4.00% Senior Convertible Notes due 2014.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2014	2013	2013
INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$85	$87	$(13)
U. S. Steel Europe	32	12	38
Tubular	24	32	64
Other Businesses	13	15	5

Reportable Segment and Other Businesses Income from Operations	154	146	94
Postretirement benefit expense	(32)	(56)	(56)
Other items not allocated to segments:
Impairment of goodwill	—	(23)	—
Restructuring and other charges	—	(248)	—
Environmental remediation charge	—	(32)	—
Write-off of equity investment	—	(16)	—

Total Income (Loss) from Operations	$122	$(229)	$38

CAPITAL EXPENDITURES
Flat-rolled	$55	$101	$96
U. S. Steel Europe	18	8	10
Tubular	16	27	8
Other Businesses	1	13	2

Total	$90	$149	$116

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
	2014	2013	2013
OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	761	750	719
U. S. Steel Europe	710	692	718
Tubular	1,479	1,509	1,556
Steel Shipments: (a) (b)
Flat-rolled	3,674	3,470	4,018
U. S. Steel Europe	1,031	1,029	1,048
Tubular	419	414	428
Total Steel Shipments	5,124	4,913	5,494

Intersegment Shipments: (b)
Flat-rolled to Tubular	435	363	441
Raw Steel Production: (b)
Flat-rolled	4,491	4,474	4,920
U. S. Steel Europe	1,141	1,205	1,203
Raw Steel Capability Utilization: (c)
Flat-rolled	83%	73%	82%
Flat-rolled U.S. Facilities (d)	81%	80%	90%
U. S. Steel Europe	93%	96%	98%
(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 22.0 million net tons for Flat-rolled and 5.0 million net tons for
U. S. Steel Europe. Prior to the permanent shut down of the iron and steelmaking facilities at Hamilton Works on December 31, 2013, annual raw steel production capability for Flat-rolled was 24.3 million net tons.
(d) AISI capability utilization rates include our U.S. facilities (Gary Works, Great Lakes Works, Mon Valley Works, Granite City Works and Fairfield Works).